Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results for the First Quarter 2011 and

Will Host a Conference Call and Webcast on May 13, 2011

Burr Ridge, Illinois - (May 11, 2011) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial”) announced that it filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 on Tuesday, May 10, 2011. BankFinancial will file its Quarterly Financial and Statistical Supplement on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) today. BankFinancial reported a net loss of $777,000, or $0.04 per common share, for the three months ended March 31, 2011, compared to net income of $716,000, or $0.04 per common share, for the three months ended March 31, 2010. The operating results for the quarter ended March 31, 2011 included $1.5 million in expenses relating to BankFinancial’s acquisition of Downers Grove National Bank and a portfolio of seasoned, performing Chicago area multi-family loans.

At March 31, 2011, BankFinancial had total assets of $1.705 billion, total loans of $1.302 billion, total deposits of $1.422 billion and stockholders’ equity of $251 million.

The Quarterly Report on Form 10-Q and the Quarterly Financial and Statistical Supplement will be available today on BankFinancial’s website, www.bankfinancial.com on the “Stockholder Information” page, and through the EDGAR database on the SEC’s website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

BankFinancial’s management will review first quarter 2011 results in a conference call and webcast for stockholders and analysts on Friday, May 13, 2011 at 9:30 a.m. Chicago Time. The conference call may be accessed by calling (800) 561-2718 and using participant passcode 26038028. The conference call will be simultaneously webcast at www.bankfinancial.com, on the “Stockholder Information” page. For those persons unable to participate in the conference call, the webcast will be archived through 5:00 p.m. Chicago Time on May 27, 2011 on our website.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 20 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation’s common stock trades on the Nasdaq Global Select Market under the symbol BFIN.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC’s web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:

Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams Executive Vice President – Marketing & Sales BankFinancial, F.S.B. Telephone: 630-242-7234